Exhibit 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Manager, Investor and Financial Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Fourth Quarter and Year-end 2003 Financial Results

Conference Call and Webcast to be Held Today at 12:00 PM EST (18:00 CET)

Novato, CA, February 3, 2004 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for its fourth quarter ended December 31, 2003. The net loss was $25.7 million ($0.40 per share) for the fourth quarter of 2003 compared to $19.3 million ($0.36 per share, both basic and diluted) for the fourth quarter of 2002. The net loss was $75.8 million ($1.22 per share) for the twelve months ended December 31, 2003 compared to a net loss of $77.5 million ($1.45 per share) for the 12 months ended 2002.

As of December 31, 2003, BioMarin had cash, cash equivalents, and short-term investments of approximately $206.4 million.

Fredric D. Price, Chairman and Chief Executive Officer of BioMarin stated, “The approval and launch of Aldurazyme® in 2003 represents significant progress towards our goal of building a fully-integrated biopharmaceutical company. The current year is also shaping up to be an equally significant year for BioMarin as we expect our second enzyme replacement therapy, Aryplase™ for MPS VI, will complete Phase 3 trials and our third genetic disease product, Phenoptin™, will move into clinical development.” Mr. Price continued, “We are also in the process of evaluating our two platform technologies, NeuroTrans™ and Immune Tolerance, in preclinical models for specific disease indications, which could be the basis for new product development partnerships. From an operational perspective, the company is performing well; our investment in our manufacturing and administrative infrastructure is paying off with increased productivity throughout the business, we have assembled a skilled, execution-oriented management team, and we have the financial resources to create increasing value for our stockholders.”

The net loss in the fourth quarter of 2003 was due primarily to: marketing, clinical and regulatory activities associated with the company’s first approved product, Aldurazyme® (laronidase), for the treatment of mucopolysaccharidosis I (MPS I); ongoing Phase 3 clinical development of Aryplase (arylsulfatase B) for the treatment of mucopolysaccharidosis VI (MPS VI); and expenses related to the development of Phenoptin for the treatment of phenylketonuria (PKU).

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Sales of Aldurazyme by BioMarin/Genzyme LLC were $6.7 million for the fourth quarter and $11.5 million for the twelve months ended December 31, 2003, in line with guidance given by Genzyme Corporation in June 2003, shortly after product launch.

BioMarin’s 50 percent share of the loss from BioMarin/Genzyme LLC was $2.1 million for the fourth quarter and $18.7 million for the twelve months ended December 31, 2003.

Recent Events

•	On February 2, 2004, BioMarin announced the formation of a PKU advisory board to guide and participate in the development of Phenoptin and Phenylase™, BioMarin’s two product candidates for the treatment of PKU.

•	On December 29, 2003, BioMarin announced encouraging preclinical data published in the Proceedings of the National Academy of Sciences demonstrating a substantial reduction in the long-term immune response to specific enzyme replacement therapies. The data suggest a new approach to improving the efficacy of enzymes and other protein-based biopharmaceuticals by reducing the immune response induced by treatment.

•	On November 22, 2003, BioMarin announced plans to accelerate development of Phenoptin, an oral form of the enzyme cofactor tetrahydrobiopterin for the treatment of the mild to moderate forms of PKU. PKU is a metabolic disease, affecting at least 50,000 diagnosed people in the developed world, for which there are no drugs currently approved. To support development of Phenoptin, the company has entered into an agreement with Merck Eprova AG, a wholly-owned subsidiary of Merck KGaA of Darmstadt, Germany, which specializes in the synthesis development and commercial manufacturing of pterins, a class of molecules that includes Phenoptin.

•	On November 6, 2003, BioMarin announced positive long-term data from ongoing Phase 1 (96 weeks) and Phase 2 (48 weeks) clinical studies of Aryplase, an investigational enzyme replacement therapy for the treatment of MPS VI. Long-term data from both studies indicate that Aryplase is generally well-tolerated and that patients continue to benefit from Aryplase treatment.

•	Aldurazyme was recently approved for MPS I in the Czech Republic, and patients in Taiwan and Latin America have recently begun to receive reimbursement; marketing applications for Aldurazyme are pending in Canada, Australia, New Zealand, Israel, and Russia.

•	BioMarin is pleased to announce that Pierre Lapalme, former President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company, has been elected to the company’s board of directors. Mr. Lapalme has held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals Inc., in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. Vijay Samant, President and Chief Executive Officer of Vical Incorporated, announced his intention not to seek re-election to the board when his term expires at the annual stockholders’ meeting in May 2004.

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Clinical Program Updates

•	Aldurazyme sales for 2003 were $11.5 million. Aldurazyme sales guidance for 2004 will be announced during the Genzyme Corporation earnings call scheduled for February 19, 2004. As of December 31, 2003, approximately 145 MPS I patients were receiving reimbursement for treatment with Aldurazyme.

•	BioMarin expects to announce data from the fully-enrolled Phase 3 trial of Aryplase in the second quarter of 2004. Pending positive data, the company remains on track to file for marketing authorization in the United States and European Union in the fourth quarter of 2004.

•	BioMarin expects to complete patient enrollment in its Phase 1b trial of Vibrilase™, a topical enzyme therapy under investigation for the debridement of serious burns, by the end of the first quarter of 2004. The company will seek to outlicense the program in 2004.

•	BioMarin expects to initiate a pilot trial of tetrahydrobiopterin for the treatment of PKU in the first quarter of 2004. Pending positive trial results and regulatory review, the company expects to initiate one or more additional clinical trials in PKU in 2004.

Upcoming Presentations at Medical Conferences

•	Investigators will present new long-term data from ongoing Phase 1 and Phase 2 studies of Aryplase (results after 144 weeks of treatment and 72 weeks of treatment, respectively) and data from ongoing trials of Aldurazyme at the following meetings in the first quarter of 2004:

American College of Medical Genetics 2004 Annual Clinical Genetics Meeting, March 4 – 7, 2004, Kissimmee, Florida

Aryplase

•	Update on Phase I/II and Phase II Studies of Recombinant Human N-acetylgalactosamine 4-sulfatase (rhasb) Enzyme Replacement Therapy in Patients with Mucopolysaccharidosis VI (Maroteaux-Lamy Syndrome)

Aldurazyme

•	Method to Induce Immune Tolerance and Improve Treatment with Enzyme Replacement Therapy

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•	Reduction of Lysosomal Storage in Brain and Meninges Following Intrathecal Administration of Iduronidase in Canine Mucopolysaccharidosis I (MPS I)

•	Delayed Diagnosis in Two Symptomatic MPS I Patients

Society for Inherited Metabolic Diseases Annual Meeting, March 7 – 10, 2004, Orlando, Florida.

Aryplase

•	Recombinant Human N-acetylgalactosamine 4-sulfatase (rhasb) Enzyme Replacement Therapy in Patients with Mucopolysaccharidosis VI (Maroteaux-Lamy Syndrome)

Aldurazyme

•	Aldurazyme® (Laronidase) Enzyme Replacement Therapy in MPS I: Preliminary Data in Children Less than 5 Years of Age

•	Aldurazyme® (Laronidase) Enzyme Replacement Therapy for MPS I: 72-week Extension Data

Upcoming Corporate Presentations

BioMarin will present an overview of its business and product development programs at the following upcoming healthcare and biotechnology investment conferences:

•	2004 Merrill Lynch Pharmaceutical, Biotechnology & Medical Device Conference, February 3-5, New York City, NY.

•	Wachovia Securities 10th Annual Convertible Securities Conference, February 29 - March 3, 2004, Miami, FL.

•	SG Cowen 24th Annual Healthcare Conference, March 8-11, 2004, Boston, MA.

•	CIBC World Markets Annual Biotechnology & Specialty Pharmaceuticals Conference, April 28-29, 2004, New York City, NY.

•	Rodman and Renshaw Global Healthcare Conference, May 12-14, 2004, London, UK.

Financial Guidance

BioMarin is projecting no change from its November 4, 2003 guidance of cash burn and the net loss for 2004. The company projects that cash burn for 2004 will be between $69 million and $73 million, and net loss will be between $68 million and $70 million.

BioMarin defines cash burn as the net increase (or decrease) in cash excluding the effect of capital markets financing activities and the purchase and sale of short-term investments (each as determined in accordance with generally accepted accounting principles). BioMarin does not anticipate any additional capital market financing

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activities in the remainder of 2004. Therefore, assuming that the net effect of the purchase and sale of short-term investments will be zero, the estimated cash burn for 2004 is equal to the estimated total net decrease in cash for 2004.

BioMarin will host a conference call and webcast to discuss fourth quarter financial results today at 12:00 PM EST (18:00 CET). This event can be accessed on the BioMarin website at: http://investor.biomarinpharm.com.

Date: February 3, 2004

Time: 12:00 PM EST (18:00 CET)

U.S. & Canada Toll-free Dial in #: 1-800-915-4836

International Dial in #: 973-317-5319

Replay Toll-free Dial in #: 1-800-428-6051

Replay International Dial in #: 973-709-2089

Replay Code #: 327406

BioMarin Pharmaceutical Inc. focuses on developing and commercializing first-to-market biopharmaceuticals to improve the lives of people living with life-threatening diseases or serious medical conditions.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: results of preclinical studies its Immune Tolerance program; results and progress related to clinical trials of Aryplase and Vibrilase, including expected timing, progress, enrollment and conduct of current and future trials; expectations about commercial development of, and actions of regulatory authorities with respect to Aldurazyme, including expected sales of Aldurazyme; preclinical development of its Phenoptin and Phenylase product candidates for the treatment of PKU; and expectations related to clinical trials of Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the final analysis of results of past preclinical and clinical trials; results and timing of current and future preclinical and clinical trials; enrollment rates of current and future clinical trials; the content and timing of decisions by regulatory authorities, including decisions related to Aldurazyme, Aryplase, Phenoptin, Phenylase and Vibrilase; the actions of BioMarin’s joint venture partner Genzyme Corporation in commercializing Aldurazyme and the success of those actions; our continued ability to manufacture Aldurazyme to meet commercial demand and to manufacture Aryplase for clinical trials; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2002 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

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BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

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BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

(In thousands, except for share and per share data)

	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$33,638	$121,406
Short-term investments	40,340	84,951
Investment in and advances to BioMarin/Genzyme LLC	4,955	16,058
Other current assets	2,139	2,854

Total current assets	81,072	225,269

Property and equipment, net	28,206	25,154
Other assets	1,338	5,917

Total assets	$110,616	$256,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,930	$10,098
Other current liabilities	2,917	2,717

Total current liabilities	6,847	12,815

Convertible debt	—	125,000
Other long-term liabilities	5,226	672

Total liabilities	12,073	138,487

Stockholders’ equity:
Common stock, $0.001 par value: 75,000,000 and 150,000,000 shares authorized at December 31, 2002 and 2003, respectively; 53,782,426 and 64,156,285 shares issued and outstanding at December 31, 2002 and 2003, respectively	54	65
Additional paid-in capital	319,038	414,109
Warrants	5,219	5,219
Deferred compensation	(47)	(145)
Notes receivable from stockholders	(468)	—
Accumulated other comprehensive income (loss)	327	(17)
Accumulated deficit	(225,580)	(301,378)

Total stockholders’ equity	98,543	117,853

Total liabilities and stockholders’ equity	$110,616	$256,340

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months and Years ended December 31, 2002, and 2003

(In thousands, except for per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2003	2002	2003
Milestone revenue	$—	$—	$—	$12,100

Operating expenses:
Research and development	7,182	17,587	27,287	54,814
General and administrative	6,387	5,475	16,871	14,396
Equity in the loss of BioMarin/Genzyme LLC	5,573	2,051	23,466	18,693
In-process research and development	—	—	11,223	—

Total operating expenses	19,142	25,113	78,847	87,903

Loss from operations	(19,142)	(25,113)	(78,847)	(75,803)
Interest income	—	772	2,017	2,559
Interest expense	(183)	(1,386)	(542)	(3,131)

Net loss from continuing operations	(19,325)	(25,727)	(77,372)	(76,375)
Income (loss) from discontinued operations	60	—	135	—
Gain (loss) on disposal of discontinued operations	(65)	—	(224)	577

Net loss	$(19,330)	$(25,727)	$(77,461)	$(75,798)

Net loss per share, basic and diluted:
Net loss from continuing operations	$(0.36)	$(0.40)	$(1.45)	$(1.23)
Income (loss) from discontinued operations	—	—	—	—
Gain (loss) on disposal of discontinued operations	—	—	—	0.01

Net loss	$(0.36)	$(0.40)	$(1.45)	$(1.22)

Weighted average common shares outstanding	53,702	64,019	53,279	62,125